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                                                                  EXHIBIT (a)(4)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                                 Shopping.com
                                      at
                             $19.00 Net Per Share
                                      by
                            Compaq Interests, Inc.
                                  an indirect
                          wholly owned subsidiary of
                          Compaq Computer Corporation


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
  TIME, ON FRIDAY, FEBRUARY 12, 1999 (THE "INITIAL EXPIRATION DATE"), UNLESS
                            THE OFFER IS EXTENDED.

                                                               January 15, 1999

To Our Clients:

  Enclosed for your consideration are an Offer to Purchase, dated January 15, 1999 (the "Offer to Purchase"), and a related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") relating to the offer by Compaq Interests, Inc., a Delaware corporation (the "Offeror") and an indirect, wholly owned subsidiary of Compaq Computer Corporation, a Delaware corporation ("Parent"), to purchase all outstanding shares (the "Shares") of common stock, no par value (the "Common Stock"), of Shopping.com, a California corporation (the "Company"), at a price of $19.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 11, 1999, by and between Parent and the Company (the "Merger Agreement"). Also enclosed is the Letter to Shareholders of the Company from Frank W. Denny, Chairman of the Board of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company.

  We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us (or our nominee) for your account, upon the terms and subject to the condition set forth in the Offer.

  Your attention is invited to the following:

    1. The tender price is $19.00 per Share of Common Stock, net to the seller in cash, without interest.

    2. The Offer is being made for all outstanding Shares, although under certain circumstances described in the Offer to Purchase the Offer may be amended such that the Offer will be for 49.9999% of the outstanding Shares.

    3. The Board of Directors of the Company has unanimously determined that each of the Merger Agreement, the Offer and the Merger is fair to and in the best interests of the shareholders of the Company and recommends that the shareholders of the Company accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

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    4. The Offer and withdrawal rights will expire at 12:00 midnight, New
  York City time, on Friday, February 12, 1999, unless the Offer is extended.

    5. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Offeror pursuant to the Offer. However, U.S. Federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

  If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

  The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Greenhill & Co., LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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          Instructions with Respect to the Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                                 Shopping.com
                                      by
                            Compaq Interests, Inc.
                                  an indirect
                          wholly owned subsidiary of
                          Compaq Computer Corporation

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 15, 1999, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") in connection with the offer by Compaq Interests, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Compaq Computer Corporation, a Delaware corporation, to purchase all outstanding shares (the "Shares") of common stock, no par value (the "Common Stock"), of Shopping.com, a California corporation.

  This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated: ______, 1999                       SIGN HERE
                                          _____________________________________

Number of Shares to be Tendered:          _____________________________________
                                                Signature(s) of Holder(s)


___ shares of Common Stock*
                                          Name(s) of Holder(s)

                                          _____________________________________


                                          _____________________________________
                                          Please Type or Print

                                          _____________________________________
                                          Address

                                          _____________________________________
                                                                   Zip Code

                                          _____________________________________
                                          Area Code and Telephone Number

                                          _____________________________________
                                          Taxpayer Identification or Social
                                           Security Number
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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.